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                                                                    EXHIBIT 10.2


                  FORM OF NON-QUALIFIED STOCK OPTION AGREEMENT

         THIS AGREEMENT, entered into as of the Grant Date (as defined in Section 1), by and between the Participant and Harris Interactive Inc. (the "Company").

         IT IS AGREED, by and between the Company and the Participant, as follows:

         1. Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this Section 1:

         (a) The "Participant" is Odyssee Venture, acting for the account of funds managed by Odyssee Venture.

         (b)      The "Grant Date" is March 2, 2004.

         (c) The number of "Covered Shares" shall be 88,887 shares of common stock ("Stock") of the Company, allocated as follows:


                           - Oddo Innovation 1            22,608 shares
                           - Oddo Innovation 2            20,676 shares
                           - Oddo Innovation 3            19,323 shares
                           - Capital Innovation           26,280 shares

         (d)      The "Initial Exercise Date" is the Grant Date.

         (e)      The "Exercise Price" is US$8.55 per share.

Other terms used in this Agreement are defined in Section 9 or elsewhere in this Agreement.

         2. Award and Exercise Price. The Participant is hereby granted an option (the "Option") to purchase the number of Covered Shares of Stock at the Exercise Price per share as set forth in Section 1. The Option is not intended to qualify as an "Incentive Stock Option," as defined in Section 422(b) of the United States Internal Revenue Code of 1986 as amended from time to time.

         3. Date of Exercise. The Option shall become exercisable upon issuance.

         4. Expiration. The Option, to the extent not theretofore exercised, shall not be exercisable on or after the Expiration Date. The "Expiration Date" shall be March 2, 2014.

         5. Method of Option Exercise. The Option may be exercised in whole or in part by filing a written notice with the Chief Financial Officer of the Company at its corporate headquarters prior to the Expiration Date. Such notice shall (a) specify the number of shares of Stock which the Participant elects to purchase; provided, however, that not less than one hundred (100) shares of Stock may be purchased at any one time unless the number purchased is the total number of shares available for purchase at that time under the Option, and (b) be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant's election. Payment shall be by cash or by check payable to the Company, or, upon request of the Participant but only if approved by the Company in its sole discretion after receipt of such request: (a) all or a portion of the Exercise Price may be paid by the Participant by delivery of shares of Stock acceptable to the Company (including, if the Company so approves, the withholding of shares otherwise issuable upon exercise of the Option) and having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; or (b) the Participant may pay the Exercise Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares)

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acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise. Issuance of shares of Stock upon the exercise of the Options may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange or a national market system, including without limitation the Nasdaq National Stock Market.

         6. Withholding. All distributions under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules as may be established by the Company, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under this agreement.

         7. Transferability. Except as otherwise provided in this Section 7, the Option is not transferable. Notwithstanding the foregoing, the Participant may allocate, reallocate, transfer or cause to be transferred the Option, entirely or in part, among or to funds managed by Participant, by its parent company or by any company under common control with the Participant, or transfer the option to its parent company, to any subsidiary company or to any company under common control with the Participant.

         8. Fair Market Value. For purposes of determining the "Fair Market Value" of a share of Stock, the following rules shall apply:

         (a) If the Stock is at the time listed or admitted to trading on any stock exchange or a national market system, including without limitation the Nasdaq National Market, then the "Fair Market Value" shall be the reported closing asked price of the Stock on such date on the principal exchange.

         (b) If the Stock is not at the time listed or admitted to trading on a stock exchange, the "Fair Market Value" shall be the mean between the lowest reported bid price and highest reported asked price of the Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Company and regularly reporting the market price of Stock in such market.

         (c) If the Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the "Fair Market Value" shall be as determined in good faith by the Company.

         9. Corporate Transactions. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Company (a) will make any appropriate adjustments to the Covered Shares to preserve the benefits intended by this agreement. Action by the Company may include adjustment of the number and kind of shares which may be delivered hereunder and adjustment of the Exercise Price of outstanding Options; as well as any other adjustments that the Company determines to be equitable.

         10. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.

         11. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Chief Financial Officer of the Company. Absent manifest error or bad faith, any interpretation of the Agreement by the Chief Financial Officer of the Company and any decision made by him with respect to the Agreement is final and binding.

         12. Amendment. This Agreement may be amended by written Agreement of the Participant and the Company, without the consent of any other person.

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         13.      Limited Rights. Neither a Participant nor any other person shall, by reason of this Agreement, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under this Agreement. A Participant shall have only a contractual right to the Stock upon due exercise of the Option, unsecured by any assets of the Company.


         IN WITNESS WHEREOF, the Participant has executed this Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

                                   [OPTIONEE]


                                   ----------------------------------------


                                   Harris Interactive Inc.


                                   By:
                                      --------------------------------------
                                   Its: Chief Financial Officer